EXHIBIT 8(f)(4)

Schedule A

Administration Fee

Funds of the Trust	Administration Fee (as % of average daily net assets)
LifePath Index Retirement Portfolio	0.03

LifePath Index 2020 Portfolio	0.03

LifePath Index 2025 Portfolio	0.03

LifePath Index 2030 Portfolio	0.03

LifePath Index 2035 Portfolio	0.03

LifePath Index 2040 Portfolio	0.03

LifePath Index 2045 Portfolio	0.03

LifePath Index 2050 Portfolio	0.03

LifePath Index 2055 Portfolio	0.03

BlackRock Russell 1000 Index Fund	0.01

BlackRock ACWI ex-US Index Fund	0.03

Amended: March 21, 2014